Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS FOR FIRST QUARTER 2015

– Increased Net Revenue 23% to $129.9 Million in First Quarter 2015 –

– Improved Adjusted EBITDA 79% to $7.6 Million in First Quarter 2015 –

– Operating Income More Than Doubled to $3.0 Million in First Quarter 2015 –

Columbus, Ohio, May 12, 2015. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Net revenue increased 22.7% to $129.9 million compared to first quarter 2014; same branch sales increased 14.0% attributable to higher volume, price gains, and a more favorable customer and product mix

•	Adjusted EBITDA improved 78.9% to $7.6 million compared to first quarter 2014

•	Operating income improved 240.7% to $3.0 million compared to $0.9 million in the first quarter 2014

•	Adjusted net income per share increased to $0.05, compared to $0.01 per share in the first quarter 2014. GAAP earnings per share improved to $0.04 compared to a loss per share of $0.76 in the first quarter 2014

•	Acquired BDI Insulation (“BDI”) for approximately $36.0 million, significantly expanding the Company’s geographic reach in the Western U.S. BDI has nine branch locations in Southern California, Washington, Idaho and Utah and produced net revenue of approximately $35 million in 2014.

Recent Developments

•	In April 2015, acquired C.Q. Insulation Inc. based in Tampa, Florida, which provides an attractive platform to pursue additional multi-family and commercial projects, with revenue of approximately $6.9 million in 2014.

•	In April 2015, entered into a new five year, $200 million senior secured credit facility, which replaced the Company’s prior $100 million credit facility and provides additional liquidity for acquisitions and general corporate purposes

“We continue to effectively execute our growth strategy producing solid increases in net revenue, same branch sales and profitability,” stated Jeff Edwards, Chairman and Chief Executive Officer. “In the first quarter 2015, our branches continued to exhibit growth trends above the rate of improvement in US residential construction and we further benefitted from our local leadership across our national network of locations. We remained focused on actively managing our costs to achieve another quarter of improved profitability while we further expanded our operations. Profitability during the first quarter is historically impacted by lower revenue and a less favorable mix of business, compared to the other three quarters. Historically, first quarter adjusted EBITDA represented approximately 10% to 11% of our full year adjusted EBITDA given both seasonality and acquisition activity. Our incremental EBITDA margin in the seasonally softest first quarter was consistent with the prior year quarter and we expect full year incremental EBITDA contribution margins to be consistent with the prior year.”

Mr. Edwards continued, “Since the beginning of 2015, we have significantly expanded our geographic reach with the addition of market-leading insulation installers. We are especially pleased with the addition of BDI which further strengthens our presence in the western U.S. As we move forward in 2015, we expect our branches to continue to perform well in their local markets and we are firmly positioned to capitalize on improving residential end markets. Additionally, we remain focused on pursuing select accretive acquisitions and leveraging our cost base to further enhance our margins and cash flow.”

First Quarter 2015 Results Overview

For the first quarter of 2015, net revenue was $129.9 million, an increase of 22.7% from $105.9 million in the first quarter of 2014. On a same branch basis, net revenue improved 14.0% from the prior year quarter, with approximately half of the growth attributable to an increase in the number of completed jobs and the remainder through price gains and a more favorable customer and product mix.

Gross profit improved 29.2% to $34.1 million from $26.4 million and gross margin expanded to 26.3% from 24.9% in the prior year quarter. Excluding depreciation, gross margin grew to 28.8% from 27.3% in the prior year quarter, primarily due to favorable leverage on higher net revenue and increased cost efficiencies.

Selling, general and administrative expense as a percentage of net revenue was stable at 23.4% compared to the prior year quarter, primarily due to higher net revenues which partially offset additional costs associated with being a public company and personnel costs to support our growth.

Adjusted EBITDA increased 78.9% to $7.6 million from $4.2 million in the prior year quarter, largely due to higher gross profit. Adjusted EBITDA as a percentage of net revenue grew to 5.8%, or 180 basis points, compared to 4.0% in the prior year quarter. Operating income improved to $3.0 million from $0.9 million in the prior year quarter.

Adjusted net income from continuing operations was $1.4 million, or $0.05 per share, compared to $0.1 million, or $0.01 per share in the prior year quarter. Adjusted net income from continuing operations adjusts for the impact of non-core items in both periods. On a GAAP basis, net income attributable to common stockholders was $1.2 million, or $0.04 per share, compared to a net loss of $19.5 million, or $0.76 per share loss, in the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on Tuesday, May 12, 2015 at 10:00 a.m. Eastern time to discuss these results. To participate in the call, please dial 877-407-9039 (domestic) or 201-689-8470 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through June 12, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13606104.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the execution of our growth strategy, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to pursue accretive acquisitions, our ability to improve profitability and scale our business and expectations for our financial performance and demand for our services for the remainder of 2015. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” “prospects” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof.

A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: our dependence on the residential construction industry, the economy and the credit markets; uncertainty regarding the housing recovery; declines in the economy or expectations regarding the housing recovery that could lead to additional significant impairment charges; the cyclical and seasonal nature of our business; our exposure to severe weather conditions; the highly fragmented and competitive nature of our industry; product shortages or the loss of key suppliers; changes in the costs and availability of products; inability to successfully acquire and integrate other businesses; our exposure to claims arising from our acquired operations; our reliance on key personnel; our ability to attract, train and retain qualified employees while controlling labor costs; our exposure to product liability, workmanship warranty, casualty, construction defect and other claims and legal proceedings; changes in, or failure to comply with, federal, state, local and other regulations; disruptions in our information technology systems; and our ability to implement and maintain effective internal control over financial reporting. The order in which these factors appear should not be construed to indicate their relative importance or priority.

New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA,

Adjusted Net Income and Adjusted Gross Profit. The reasons for the use of Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit, reconciliations of Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit are included below following the unaudited consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2015	2014

Net revenue	$129,948	$105,946
Cost of sales	95,822	79,541

Gross profit	34,126	26,405
Operating expenses
Selling	8,112	6,470
Administrative	22,237	18,361
Amortization	789	697

Operating income	2,988	877
Other expense (income)
Interest expense	698	588
Other	25	(462)

	723	126
Income before income taxes	2,265	751
Income tax provision	1,023	350

Net income from continuing operations	1,242	401
Loss from discontinued operations	—	45
Income tax benefit	—	(17)

Loss from discontinued operations, net of income taxes	—	28

Net income	1,242	373
Accretion charges on Redeemable Preferred Stock	—	(19,897)

Net income (loss) attributable to common stockholders	$1,242	$(19,524)

Basic net income (loss) per share attributable to common stockholders:
Income (loss) from continuing operations	$0.04	$(0.75)
Loss from discontinued operations	—	(0.01)

Net income (loss) per share	$0.04	$(0.76)

Diluted net income (loss) per share attributable to common stockholders:
Income (loss) from continuing operations	$0.04	$(0.75)
Loss from discontinued operations	—	(0.01)

Net income (loss) per share	$0.04	$(0.76)

Weighted average shares outstanding
Basic	31,493,587	25,841,679
Diluted	31,494,848	25,841,679

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash	$6,346	$10,761
Accounts receivable (less allowance for doubtful accounts of $2,856 and $2,661 at March 31, 2015 and December 31, 2014, respectively)	74,388	72,280
Inventories	25,747	23,971
Other current assets	11,286	12,276

Total current assets	117,767	119,288
Property and equipment, net	42,953	39,370
Non-current assets
Goodwill	68,240	53,393
Intangibles, net	38,667	17,718
Other non-current assets	7,962	4,393

Total non-current assets	114,869	75,504

Total assets	$275,589	$234,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$2,514	$1,786
Current maturities of capital lease obligations	9,238	9,374
Accounts payable	47,500	46,584
Accrued compensation	10,542	11,311
Other current liabilities	8,983	7,501

Total current liabilities	78,777	76,556
Long-term debt	61,076	25,070
Capital lease obligations, less current maturities	15,758	17,508
Deferred income taxes	14,569	9,746
Other long-term liabilities	18,291	13,408

Total liabilities	188,471	142,288
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized, 0 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 authorized, 31,969,284 and 31,839,087 issued and 31,354,284 and 31,539,087 outstanding at March 31, 2015 and December 31, 2014, respectively	320	319
Additional paid in capital	154,598	154,497
Accumulated deficit	(56,417)	(57,659)
Treasury Stock; at cost: 615,000 and 300,000 shares, respectively	(11,383)	(5,283)

Total stockholders’ equity	87,118	91,874

Total liabilities, redeemable instruments and stockholders’ equity	$275,589	$234,162

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities
Net (loss) income	$1,242	$373
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization of property and equipment	3,500	2,638
Amortization of intangibles	789	697
Amortization of deferred financing costs	36	44
Provision for doubtful accounts	536	490
Gain on sale of property and equipment	(68)	(123)
Noncash stock compensation	102	—
Other	—	(490)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	2,094	1,027
Inventories	(796)	(1,267)
Other assets	282	(449)
Accounts payable	(923)	2,900
Income taxes receivable/payable	1,046	(133)
Other liabilities	(1,855)	(677)

Net cash provided by operating activities	5,985	5,030

Cash flows from investing activities
Purchases of property and equipment	(5,666)	(749)
Acquisitions of businesses, net of cash acquired of $661 and $0, respectively	(30,019)	(2,006)
Proceeds from sale of property and equipment	153	160

Net cash used in investing activities	(35,532)	(2,595)

Cash flows from financing activities
Proceeds from initial public offering of common stock, net of costs	—	87,645
Redemption of Redeemable Preferred Stock	—	(75,735)
Net payments on previous revolving line of credit	—	(8,714)
Proceeds from revolving line of credit	35,400	—
Payments on revolving line of credit	(5,350)	—
Proceeds from vehicle and equipment notes payable	4,361	—
Principal payments on long term debt	(766)	(296)
Principal payments on capital lease obligations	(2,413)	(2,120)
Payments for deferred initial public offering costs	—	(2,130)
Repurchase of common stock	(6,100)	—

Net cash provided by (used in) financing activities	25,132	(1,350)

Net change in cash	(4,415)	1,085
Cash at beginning of period	10,761	4,065

Cash at end of period	$6,346	$5,150

Supplemental disclosures of cash flow information
Net cash paid (received) during the period for:
Interest	$646	$313
Income taxes, net of refunds	(24)	467
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	509	4,633
Seller obligations in connection with acquisition of business	5,486	279
Unpaid offering costs	—	2,085

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted Net Income and Adjusted Gross Profit measure performance by adjusting EBITDA, GAAP net income and gross profit, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net (loss) income in accordance with GAAP as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income from continuing operations as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non core items such as accretion charges on Redeemable Preferred Stock, discontinued operations, public offering costs, the tax impact of these certain non core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies.

We believe the Adjusted Gross Profit measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes depreciation and the effect of certain non core items. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Gross Profit differently and, as a result, our measure may not be directly comparable to measures of other companies.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, GAAP net income (loss), for the periods presented therein.

Installed Building Products, Inc.

Earnings Per Share Calculations

(unaudited, in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2015	2014

Net income (loss) attributable to common stockholders, as reported	$1,242	$(19,524)
Adjustments for net income from continuing operations:
Accretion charges on Redeemable Preferred Stock	—	19,897
Loss from discontinued operations, net of income taxes	—	28

Net income from continuing operations	$1,242	$401
Adjustments for adjusted net income from continuing operations:
IPO costs	—	76
Gain from put option Redeemable Preferred Stock	—	(490)
Share based compensation expense	102	—
Acquisition related expenses	219	—
Tax impact of adjusted items at 37.5% effective tax rate [1]	(120)	155

Adjusted net income from continuing operations	$1,443	$142

Weighted average shares outstanding (diluted)	31,494,848	25,841,679

Diluted net income (loss) per share attributable to common stockholders, as reported	$0.04	$(0.76)
Adjustments for net income from continuing operations per diluted share [2]	—	0.78

Diluted net income per share from continuing operations	$0.04	$0.02
Adjustments for adjusted net income from continuing operations, net of tax impact, per diluted share [3]	0.01	(0.01)

Diluted adjusted net income per share from continuing operations	$0.05	$0.01

[1]	A projected effective tax rate of 37.5% was applied to the adjustments for consistency in presentation
[2]	Includes adjustments related to accretion charges on Redeemable Preferred Stock and loss from discontinued operations, net of income taxes
[3]	Includes adjustments related to share based compensation expense, acquisition related expenses, expensed Initial Public Offering costs and gain from put option on Redeemable Preferred Stock

Per share figures in the above earnings per share calculation table may reflect rounding adjustments and consequently totals may not appear to sum.

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA Calculations

For the Three Months Ended March 31, 2015

(unaudited, in thousands)

	Three Months Ended
	March 31,
	2015	2014
Adjusted EBITDA:

Net income (GAAP)	$1,242	$373
Interest expense	698	588
Provision for income taxes, continuing operations	1,023	350
Depreciation and amortization	4,289	3,335

EBITDA	7,252	4,646

Acquisition related expenses	219	—
Share based compensation expense	102	—
IPO costs	—	76
Gain from put option Redeemable Preferred Stock	—	(490)

Adjusted EBITDA	$7,573	$4,232

Adjusted EBITDA margin	5.8%	4.0%

The table below reconciles Adjusted Gross Profit to the most directly comparable GAAP financial measure, Gross Profit, for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Gross Profit Calculations

For the Three Months Ended March 31, 2015

(unaudited, in thousands)

	Three Months Ended
	March 31,
	2015	2014

Gross profit	$34,126	$26,405

Depreciation	3,341	2,509

Adjusted gross profit	$37,467	$28,914

Adjusted gross profit margin	28.8%	27.3%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net